FOR IMMEDIATE RELEASE                            CONTACT:  Glenn Bozarth
July 18, 1995                                              Mattel, Inc.
                                                           (310) 252-3521


          MATTEL REPORTS RECORD RESULTS FOR 1995 SECOND QUARTER;
       DEMAND IS STRONG FOR BARBIE, FISHER-PRICE AND POCAHONTAS TOYS
       -------------------------------------------------------------


LOS ANGELES, July 18 -- Mattel, Inc. today reported record sales and profitability for the 1995 second quarter. Net income for the quarter reached $67.5 million or $.30 per share, up 18 percent from $57.1 million or $.25 per share in 1994. Net sales were $763 million, up 17 percent from $650 million for the same quarter last year.

     "This stellar performance, despite materials price increases and a sluggish worldwide retail environment, has been driven by excellent consumer and retail trade reception of our core product lines," John W. Amerman, Mattel's chairman and chief executive officer, said. "Worldwide Barbie and Fisher-Price shipments were particularly strong. In addition, shipments of Pocahontas toys during the second quarter of this year exceeded those of Lion King in the year-ago quarter."

     For the first half of 1995, net income increased by 16 percent to a record $94.5 million or $.41 per share, versus $81.2 million or $.35 per share in the first six months of 1994. Year-to-date net sales were a record $1.307 billion, up 15 percent from $1.138 billion in 1994.


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2-2-2-2-2


     "Year-to-date consumer takeaway is growing at a faster rate than shipments to the retail trade," Amerman said. "This momentum plus the second half availability of new fully-articulated Barbie dolls, the Cabbage Patch Kids product line and new Fisher-Price items reinforces our confidence that 1995 will be Mattel's seventh consecutive year of record sales and record earnings."

     Mattel, Inc. is the worldwide leader in the design, manufacture and marketing of children's toys. With headquarters in El Segundo, California, Mattel has offices and facilities in 36 countries and sells its products in more than 140 nations throughout the world.




                               -###-

                                       MATTEL, INC. AND SUBSIDIARIES
                                     CONSOLIDATED STATEMENTS OF INCOME

                                                           FOR THE                      FOR THE
                                                      THREE MONTHS ENDED            SIX MONTHS ENDED
                                                  -------------------------    -------------------------
                                                   June 30,       June 30,      June 30,       June 30,
(In thousands, except per share amounts)             1995           1994          1995           1994
- ----------------------------------------          ----------     ----------    ----------     ----------
Net Sales                                         $  763,474     $  650,263    $1,307,044     $1,137,534
  Cost of sales                                      396,785        335,758       681,330        584,925
                                                  ----------     ----------    ----------     ----------
Gross Profit                                         366,689        314,505       625,714        552,609

  Advertising and promotion expenses                 106,718         94,010       185,318        165,640
  Other selling and administrative expenses          141,498        118,608       273,416        235,405
  Other (income) expense, net                           (730)         1,315        (4,144)         4,600
                                                  ----------     ----------    ----------     ----------
Operating Profit                                     119,203        100,572       171,124        146,964
  Interest expense                                    17,993         11,490        29,070         19,613
                                                  ----------     ----------    ----------     ----------
Income Before Income Taxes                           101,210         89,082       142,054        127,351
  Provision for income taxes                          33,714         32,000        47,600         46,200
                                                  ----------     ----------    ----------     ----------
Net Income                                        $   67,496     $   57,082    $   94,454     $   81,151
                                                  ==========     ==========    ==========     ==========

   Net Income Per Share (a)                       $     0.30     $     0.25    $     0.41     $     0.35
                                                  ==========     ==========    ==========     ==========

Average Number of Common and Common
  Equivalent Shares Outstanding                      224,553        224,723       224,220        222,418
                                                  ==========     ==========    ==========     ==========


                                 MATTEL, INC. AND SUBSIDIARIES
                             CONDENSED CONSOLIDATED BALANCE SHEETS


                                                    June 30,       June 30,       Dec. 31,
(In thousands)                                        1995           1994           1994
- --------------                                    -----------    -----------    -----------
ASSETS
  Cash and marketable securities                  $    87,706    $   117,190    $   259,681
  Accounts receivable, net                            920,522        879,276        762,024
  Inventories                                         453,902        323,364        339,143
  Prepaid expenses and other current assets           201,931        150,318        182,675
                                                  -----------    -----------    -----------
    Total current assets                            1,664,061      1,470,148      1,543,523

  Property, plant and equipment, net                  463,735        377,407        415,921
  Other assets                                        505,062        414,165        499,582
                                                  -----------    -----------    -----------
    Total Assets                                  $ 2,632,858    $ 2,261,720    $ 2,459,026
                                                  ===========    ===========    ===========


LIABILITIES AND SHAREHOLDERS' EQUITY
  Notes payable, net                              $   196,992    $   342,326    $         -
  Current portion of long-term liabilities              2,612          3,301          3,095
  Accounts payable and accrued liabilities            508,565        474,521        748,392
  Income taxes payable                                166,708        109,462        164,394
                                                  -----------    -----------    -----------
    Total current liabilities                         874,877        929,610        915,881

  Long-term debt                                      263,530        258,683        264,483
  Medium-Term notes                                   250,000              -        110,500
  Other long-term liabilities                          85,221         80,266         82,472
  Shareholders' equity                              1,159,230        993,161      1,085,690
                                                  -----------    -----------    -----------
    Total Liabilities and Shareholders' Equity    $ 2,632,858    $ 2,261,720    $ 2,459,026
                                                  ===========    ===========    ===========

(a) Share and per share data for the quarter and six months ended June 30, 1994 reflect the retroactive effect of a 5/4 stock split declared in December 1994.
